CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated February 10, 2009 on Dreyfus Stock Index Fund, Inc. for the fiscal year ended December 31, 2008 which is incorporated by reference in this Registration Statement (Form N-1A 33-27172 and 811-5719) of Dreyfus Stock Index Fund, Inc.

Ernst & Young LLP

ERNST & YOUNG LLP

New York, New York
April 14, 2009